UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 2007

GEMINI EXPLORATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-136859

(Commission File Number)

N/A

(IRS Employer Identification No.)

11630 – 99th Avenue, Surrey, British Columbia, Canada V3V 2M1

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (604) 930-9301

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 5, 2007, we appointed Michael Hill as a director of our company.

Mr. Hill has over twenty years of experience in venture capital finance, investment banking and business development in North America, Europe and South America. Mr. Hill has extensive involvement in the initial start up and secondary funding of both private and public companies in a variety of sectors including: mining exploration, oil and gas, cable and media, technology and biotechnology. He has successfully completed and participated in transactions ranging up to $250,000,000 and has been an intricate participant in numerous merger and acquisition strategies. Mr. Hill began his investment career in 1987 at Burns Fry Ltd. and worked at Scotia McLeod, Majendie Charlton and Research Capital Ltd.

In 2002, Mr. Hill left Research Capital and started his own finance and consulting company. Since that time, Mr. Hill has been active in private and public companies operating in California, British Columbia and Colombia South America.

For the past year, Mr. Hill has consulted and worked on his third South American mining exploration and development project. From 1994 to 1996 he worked closely with Minera Andes Inc. to fund and develop their mining exploration program in Argentina. Mr. Hill went on to finance a gold and copper exploration company in Brazil from 1996 thru 1999 that continues today as a private company. Mr. Hill’s current focus is to explore and develop precious metal deposits in Colombia and bring them forward to the public market place.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEMINI EXPLORATINS, INC.

/s/ Suheil Salameh

Suheil Salameh

President, Secretary, Treasurer and Director

Date: January 5, 2007

CW1015067.1